Exhibit 15

Letter re: Unaudited Interim Financial Information

November 2, 2012

FMC Corporation

Philadelphia, Pennsylvania

Re: Registration Statement on Form S-3.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 1, 2012, August 1, 2012 and October 31, 2012 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Philadelphia, Pennsylvania